Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-213013) on Form S-8 and the registration statement (No. 333-248482) on Form S-3 of our report dated February 15, 2022, with respect to the consolidated financial statements and financial statement schedules I to II of Triton International Limited and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

February 15, 2022